EXHIBIT 9.01

Registrant

The Graystone Company	380 Lexington Ave, 17th Floor, New York, New York

Divisions

Paypercallexchange.com (Marketing)	2620 Regatta Drive, Suite 102, Las Vegas, Nevada
Graystone Ventures (Consulting)	2620 Regatta Drive, Suite 102, Las Vegas, Nevada

Subsidiaries

Graystone Mining, Inc. (Natural Resources)	2620 Regatta Drive, Suite 102, Las Vegas, Nevada
Graystone, Inc. (Real Estate)	1821 Logan Ave Cheyenne, Wyoming

Non-controlling Minority Interest

Grupo Minero Inca (Minority Interest)	Av. Alcanfores 427 Dpto. 303 Miraflores, Peru